Filed Pursuant to Rule 424(b)(7)
Registration No. 333-163903

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	—	—	—	—
Class A Common Stock, par value $0.0001 per share, issuable upon the conversion of Class B Common Stock of the registrant and Class B Common Interests of its subsidiary, Clearwire Communications, LLC	182,877,154	$1.22	$223,110,128	$25,569

(1)	This prospectus supplement relates to an aggregate 941,703,981 shares of Class A Common Stock, consisting of 758,826,827 shares that were previously registered (836,240,261 shares of Class A Common Stock were registered on the Registration Statement on Form S-3, filed by the Registrant on December 21, 2009, of which 77,413,434 shares are no longer being registered hereunder, as the shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests, into which such shares of Class A Common Stock are convertible subsequently were surrendered to the Company by Sprint HoldCo, LLC) and 182,877,154 shares being registered hereby.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on May 25, 2012, as reported on the NASDAQ Global Select Market.

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED DECEMBER 21, 2009

941,703,981 Shares

Clearwire Corporation

Class A Common Stock

This prospectus supplement supplements information contained in the prospectus dated December 21, 2009, covering 836,240,261 shares of our Class A Common Stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

We are required to file this prospectus supplement under the terms of a registration rights agreement dated November 28, 2008 with the selling stockholders. The registration of the shares of Class A Common Stock to which this prospectus supplement relates does not require the selling stockholders to sell any of their shares of our Class A Common Stock nor does it require us to issue any shares of Class A Common Stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay certain registration expenses, other than transfer taxes and brokerage and underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the prospectus. See “Plan of Distribution.”

Investing in our common shares involves risk. See “Risk Factors” beginning on page 6 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus is amended by amending the information below with respect to the Selling Stockholders:

Name	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	% of Class A Common Stock Beneficially Owned Prior to the Offering (1)	Shares of Class A Common Stock That May be Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	% of Outstanding Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby(1)
Sprint HoldCo, LLC (2)	705,359,348	58.9%	627,945,914	77,413,434	6.5%

BHN Spectrum Investments, LLC (3)	8,474,440	1.69%	8,474,440	0	0%

Comcast Wireless Investment I, Inc. (4)	12,352,941	2.45	12,352,941	0	0%

Comcast Wireless Investment II, Inc. (4)	12,352,941	2.45	12,352,941	0	0%

Comcast Wireless Investment III, Inc. (4)	12,352,941	2.45	12,352,941	0	0%

Comcast Wireless Investment IV, Inc. (4)	12,352,941	2.45	12,352,941	0	0%

Comcast Wireless Investment V, Inc. (4)	12,352,941	2.45	12,352,941	0	0%

Comcast Wireless Investment VI, Inc. (5)	26,739,427	5.15%	26,739,427	0	0%

Eagle River Holdings, LLC (6)	33,651,470	6.79%	33,651,470	0	0%

Intel Capital Wireless Investment Corporation 2008A (7)	65,644,812	11.76%	65,644,812	0	0%

TWC Wireless Holdings I LLC (8)	15,468,261	3.04%	15,468,261	0	0%

TWC Wireless Holdings II LLC (9)	15,468,261	3.04%	15,468,261	0	0%

TWC Wireless Holdings III LLC (10)	15,468,260	3.04%	15,468,260	0	0%

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of May 25, 2012. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 492,525,036 shares of Class A Common Stock and 839,702,592 shares of Class B Common Stock outstanding as of April 30, 2012.

(2)	Shares beneficially owned includes shares issuable upon the conversion of (a) 627,945,914 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests, which are currently held by this selling stockholder, and (b) 77,413,434 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests, which were previously surrendered by this selling stockholder and are issuable to it at par value pursuant to that certain Equityholders Agreement, between the Company and certain strategic investors, dated November 28, 2008. This selling stockholder is controlled by Sprint. The address of this stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.
(3)	Includes shares issuable upon the conversion of 8,474,440 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. BHN Spectrum Investments, LLC is a subsidiary or affiliate of Bright House Networks.
(4)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(5)	Includes shares issuable upon the conversion of 26,739,427 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(6)	Includes 30,992,958 shares of Class A Common Stock, shares issuable upon the conversion of 2,728,512 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. The manager of Eagle River is Eagle River, Inc., an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.
(7)	Includes shares issuable upon the conversion of 65,644,812 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(8)	Includes shares issuable upon the conversion of 15,468,261 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.
(9)	Includes shares issuable upon the conversion of 15,468,261 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.
(10)	Includes shares issuable upon the conversion of 15,468,260 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.

The date of this prospectus supplement is May 29, 2012